Exhibit 99.1

healthcare solutions for a new generation SM

3420 fairlane farms road, suite c   ♦   wellington, florida  33414   ♦   561.798.9800 (office)   ♦   561.296.3456 (fax)

Quantum and Renaissance Health Systems Take Leadership Role in Advancement of Electronic Health Records in Florida

WELLINGTON, Fla. (April 13, 2009) - The Quantum Group, Inc. (NYSE Amex: QGP) is taking a leadership role to advance the use of electronic health records (EHR) in response to the less than 20% adoption rate by U.S. physicians.  The Company has decided to fully subsidize the EHR module of PWeR™ to its 550 Renaissance-affiliated Primary Care Physicians in the state of Florida if certain Medicare Advantage membership criteria are met.  The Company believes PWeR will improve the quality of patient care and will drive greater efficiencies and cost reductions that will ultimately create a significant return on investment.

Studies have shown that 17% of physicians have functioning digital systems for patient records management.  Pete Martinez, Quantum Senior Vice President, Chief Technology & Innovations Officer commented, “Transformation of the healthcare industry begins with the physician – our primary customer.  Primary Care Physicians are charged with understanding a patient’s overall health and well-being and yet often we require them to ‘fly blind’ without access to all the real-time information gathered by their specialist peers, hospitals and other care providers.  The ultimate price is paid by the patient, as no one has the 360 degree view of their overall health creating lower quality and wasting resources.  No one is empowered to be in charge.  We believe PWeR changes that dynamic as the government, payers and employers all seek the level of connectivity and communication necessary for comprehensive, quality patient care.  Moreover, the patient is engaged to take a proactive involvement in their own wellness.”

Renaissance Health Systems (RHS) currently has approximately 2,000 providers and is responsible for the coordination of care for more than 3,600 Medicare Advantage patients in the State of Florida.

Martinez added, “Industry change will be led by establishing the connectivity our Primary Care Physicians require to effectively coordinate patient care.  That change is massive, and needs to be led by example from the inside out.  The PCP is that starting point.  The critical mass of providers and patients already affiliated with Renaissance provides a natural launch pad for this landmark program.  We believe in PWeR’s ability to drive cost reductions in a provider’s operations, and in turn that Renaissance will realize greater savings and higher margins as a result of this improved coordination of patient care.  We consider our subsidy of this program a huge return on our investment.”

Barbara A. Roqueta, Senior Vice President and COO of RHS, leads the team responsible for the relationships with the 2,000 Renaissance-affiliated providers.  “The core of Renaissance is creating greater efficiencies for our providers by establishing a centralized point of communications for their interaction with the multitude of payers that have contracted with us,” said Roqueta.  “We streamline their operations and free them up to focus on increasing the quality and quantity of patient care rendered.  We believe that the accessibility to PWeR will exponentially facilitate this objective as they can communicate with their traditional referral circle more readily.  Ultimately, I believe this will lead to increased retention of our existing providers and a higher value proposition to the providers with whom we are seeking to add to our roster.”

The qualification for Renaissance providers to participate in this offer is 300 Medicare Advantage patients affiliated with an HMO that has contracted with Renaissance.  Renaissance currently has eight HMO partners and has established networks (community health systems) in 29 Florida counties.  These counties represent over 86% of the state-wide Medicare eligible population.

Noel J. Guillama, Quantum President & CEO noted, “One of our core Quantum values is to ‘provide leadership in our industry’ and we believe this action is fully supportive of those values.  We are currently witnessing a transformational period in healthcare and we want to be an active participant.”

Certain statements contained in this news release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to substantial uncertainties and risks in part detailed in the respective company's Securities and Exchange Commission 10-K, 10-Q, S-8, SB-2, S-1 and 8-K filings (and amendments thereto) that may cause actual results to materially differ from projections. Forward-looking statements can be identified by the use of words such as "expects," "plans," "will," "may," "anticipates," "believes," "should," "intends," "estimates" “could” and other words of similar meaning.  These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by these forward-looking statements.  Such risk factors include, without limitation, the ability of the Company to properly execute its business model, to raise substantial and immediate additional capital to implement its business model, to continue revenue growth trend in fiscal year 2009, to control patient medical cost relative to income received, to attract and retain executive, management and operational personnel, to continue growing its patient base, to negotiate favorable current debt and future capital raises, to negotiate favorable agreements with a diversified provider base and HMO clients and to continue to supply the services needed by these HMO clients as well as provider clients.  We have further risk in the deployment of our PWeR™ technology platform and the continuing infrastructure development, hosting, security, sales and servicing; further potential complications by the utilization by our clients, technical and software setbacks, cost of development, as well as the capital to deploy it as well as pricing and completive pressures. We are also subject changes in federal and state government regulations dealing with both our provider system and our technology solutions that could have a material economic affect and cause  interruptions of services. We are also subject to contractual risk, expenses and compliance with our alliance partner(s) agreements. The Company does not undertake any obligation to publicly update any forward-looking statements. As a result, investors should not place undue reliance on these forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:

RedChip Companies

Dave Gentry:  407.644.4256 x104

dave@redchip.com

or

PR Financial Marketing

Jim Blackman: 713.256.0369

jim@prfmonline.com

or

The Quantum Group, Inc.

Danielle Amodio:  561.798.9800

DAmodio@QuantumMD.com